Contacts:  Thomas Davies
           Todd Fogarty
           Kekst & Company
           212-593-2655


                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

             HENKEL'S PENDING OFFER FOR LOCTITE CLEARS
                      GERMAN ANTITRUST REVIEW

      DUSSELDORF, GERMANY, December 19, 1996 -- HENKEL KGaA announced today that it had received clearance from the Federal Cartel Office in Germany for the pending tender offer for all outstanding shares of common stock of Loctite Corporation and the related merger to be consummated.

      The tender offer is scheduled to expire at 12:00 Midnight, New York City time, on Friday, December 20, 1996, unless extended.

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